Exhibit 4.2

                                FORM OF WARRANT

THE WARRANTS AND COMMON STOCK ISSUABLE UPON THEIR EXERCISE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 OR APPLICABLE STATE SECURITIES LAWS. THESE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, DELIVERED AFTER SALE, TRANSFERRED, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT COVERING SUCH SECURITIES UNDER THE ACT AND ANY SUCH LAWS OR THE AVAILABILITY OF AN EXEMPTION FROM REGISTRATION THEREUNDER.

                       PHARMAKINETICS LABORATORIES, INC.

                         COMMON STOCK PURCHASE WARRANT

      1. Issuance. For good and valuable consideration the receipt of which is hereby acknowledged, PHARMAKINETICS LABORATORIES, INC., a Maryland corporation
(the "Company"), hereby grants to                   (the "Holder") the right to
purchase at any time and from time to time until 5:00 P.M. Eastern Standard Time
on December   , 2000 (the "Expiration Date"),               fully paid and
nonassessable shares of the Company's Common Stock, par value $0.001 per share (the "Common Stock") at an exercise price of $1.20 per share (the "Exercise Price"), subject to the limitation set forth in Section 2(b) and to adjustment as set forth in Section 6.

      2. Exercise. (a) The warrants represented by this Certificate (the "Warrants") are exercisable, in whole or in part, by surrendering to the Company
(i) this Certificate, (ii) the attached form of notice of exercise of the Warrants, and (iii) unless the Holder elects "cashless exercise" of the Warrants, cash or a certified or official bank check in the amount of the aggregate Exercise Price. In the event the Holder elects cashless exercise of the Warrants, the Holder shall be entitled to receive a number of shares of Common Stock equal in Market Value to the difference between the Market Value of the shares of Common Stock issuable upon exercise of the Warrants and the aggregate cash Exercise Price thereof. For purposes of this Section 2, "Market Value" shall be an amount equal to the average of the closing sales price of a share of Common Stock for the ten (10) days immediately preceding the Company's receipt of the form of notice of exercise duly executed, via delivery or facsimile, multiplied by the number of shares of Common Stock to be issued upon exercise. Upon surrender of this Certificate and the notice of exercise form duly executed, together with payment of the Exercise Price for the shares of Common Stock purchased, the Company promptly shall send or cause to be sent to the Holder a certificate or certificates representing the shares of Common Stock purchased. Upon the exercise of less than all of the Warrants evidenced by this Certificate, the Company promptly shall send to the Holder a new Warrant Certificate representing the unexercised portion of the Warrants.

      (b) The Warrants shall not be exercisable until the Company shall have filed with the State of Maryland Department of Assessments and Taxation (the "Department") an amendment of the Company's charter increasing the number of shares Common Stock that it is authorized to issue to at least 35 million shares. If the Company has not filed such amendment with the Department by April 30,


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1998 (or such later date as may be unanimously agreed by the parties to that certain Preferred Share and Warrant Purchase Agreement dated as of December 4, 1997 by and among the Company, CAI Advisors & Co. and Aster (bullet) Cephac S.A. (the "Agreement")), the Warrants and the Holder's rights hereunder shall terminate.

      3. Reservation of Shares. The Company agrees that at all times during the period of exercise of these Warrants there shall be reserved for issuance at least that number of shares of Common Stock required to be issued upon exercise of the Warrants (the "Warrant Shares").

      4. Mutilation or Loss of Warrant. Upon receipt by the Company of evidence satisfactory to it of the loss, theft, destruction or mutilation of this Warrant Certificate, and, in the case of loss, theft or destruction, receipt of reasonably satisfactory indemnification, and, in the case of mutilation, upon surrender and cancellation of this Certificate, the Company will execute and deliver a new Warrant Certificate of like tenor and date and any such lost, stolen, destroyed or mutilated Warrant Certificate shall thereupon become void.

      5. Rights of the Holder. The Holder shall not, by virtue hereof, be entitled to any rights of a stockholder in the Company, either at law or equity, and the rights of the Holder are limited to those expressed in this Warrant Certificate and are not enforceable against the Company except to the extent set forth herein.

      6. Protection Against Dilution. The number of shares of Common Stock that the Holder is entitled to purchase upon exercise of the Warrants and the Exercise Price shall be subject to adjustment from time to time as follows:

           (a) Adjustment for Subdivision. If the Company at any time subdivides (by any stock split, stock dividend, recapitalization or otherwise) the outstanding shares of Common Stock into a greater number of shares, the number of shares that the Holder is entitled to purchase upon exercise of the Warrants shall be proportionately increased and the Exercise Price in effect immediately prior to such subdivision shall be proportionately reduced, and if the Company at any time combines (by reverse stock split or otherwise) the outstanding shares of Common Stock into a smaller number of shares, the number of shares that the Holder is entitled to purchase upon exercise of the Warrants shall be proportionately decreased and the Exercise Price in effect immediately prior to such combination and the number of shares of Common Stock to be received by the Holder pursuant to the Warrants shall be proportionately increased.

           (b) Adjustment for Reorganization. Any capital reorganization, reclassification, consolidation, merger or sale of all or substantially all of the Company's assets with or into another person or entity that is effected in such a manner that holders of Common Stock are entitled to receive (either directly or upon subsequent liquidation) stock, securities or assets with respect to or in exchange for Common Stock shall be referred to herein as an "Organic Change." Prior to the consummation of any Organic Change, the Company shall make appropriate lawful provisions to ensure that the Holder shall thereafter have the right to acquire and receive upon exercise of the Warrants during the period specified herein and upon payment of the Exercise Price then in effect such shares of stock, securities or assets as the Holder would have received in connection with such Organic Change if the Holder had exercised the Warrants immediately prior to such Organic Change.


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      7. Transfer Complies with Securities Act. The Warrants have not been registered under the Securities Act of 1933, as amended, (the "Securities Act") and have been issued to the Holder for investment and not with a view to the distribution of either the Warrants or the Warrant Shares. Neither the Warrants nor any of the Warrant Shares may be sold, transferred, pledged or hypothecated in the absence of an effective registration statement under the Securities Act relating to such security or an opinion of counsel reasonably satisfactory to the Company that registration is not required under the Securities Act. Each Certificate for the Warrants and the Warrant Shares shall contain a legend on the face thereof, in form and substance satisfactory to counsel for the Company, setting forth the restrictions on transfer contained in this Section 7.

      8. Notices. Any notice or other communication required or permitted hereunder shall be in writing and shall be delivered personally, telegraphed, telexed, sent by facsimile transmission or sent by certified, registered or express mail, postage pre-paid. Any such notice shall be deemed given when so delivered personally, telegraphed, telexed or sent by facsimile transmission, or, if mailed, two days after the date of deposit in the United States mails, as follows:

           If to the Company, to:

                           PharmaKinetics Laboratories, Inc.
                           302 West Fayette Street
                           Baltimore, MD 21201
                           Attention: James K. Leslie, President
                           Telephone:                (410) 385-4500
                           Facsimile:                (410) 385-1957

           with a copy to:

                           Ober, Kaler, Grimes & Shriver
                           120 E. Baltimore Street
                           Baltimore, MD 21202
                           Attention: Melissa A. Warren, Esquire
                           Telephone:                (410) 347-7684
                           Facsimile:                (410) 547-0699

           If to Holder, to:

                           [Aster (bullet) Cephac S.A.]
                           [c/o] CAI Advisors & Co.
                           767 Fifth Avenue, 5th Floor
                           New York, NY 10153
                           Attention:  Leslie B. Daniels
                           Telephone:                (212) 319-2525
                           Facsimile:                (212) 319-0232


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           with a copy to:

                           Dyer Ellis & Joseph PC
                           600 New Hampshire Ave., N.W.
                           Washington, DC 20037
                           Attn: Michael Joseph
                           Telephone:                (202) 944-3000
                           Facsimile:                (202) 944-3068

Any party may designate another address or person for receipt of notices hereunder by notice given to the other parties in accordance with this Section 8.

      9. Transfer. The Holder shall not transfer the Warrants without the prior written consent of the Company except to parties to whom the rights to purchase the Shares (as that term is defined in the Agreement) or the Warrants have been assigned pursuant to Section 1.1 of the Agreement.

      10. Governing Law. This Warrant Certificate shall be governed by and construed in accordance with the laws of the state of Maryland.

      11. Supplements and Amendments. This Warrant Certificate may be amended or supplemented only by an instrument in writing signed by the parties hereto.

      12. Counterparts. This Warrant Certificate may be executed in any number of counterparts and each such counterpart shall for all purposes be deemed to be an original, and all such counterparts shall together constitute one and the same instrument.


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           IN WITNESS WHEREOF, PharmaKinetics Laboratories, Inc. has caused this
Warrant certificate to be executed as of the         day of December 1997.

                                    PHARMAKINETICS LABORATORIES, INC.

                                    By:
                                            ______________________________
                                            James K. Leslie
                                            President


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                         NOTICE OF EXERCISE OF WARRANTS

      The undersigned hereby irrevocably elects to exercise the right, represented by the attached Common Stock Purchase Warrant Certificate dated as
of               (the "Certificate") to purchase        shares of the Common
Stock, par value $0.001 per share, of PharmaKinetics Laboratories, Inc. and either (i) tenders herewith payment in accordance with said Certificate or (ii) elects "cashless exercise" in accordance with the Certificate, as indicated below.

      The undersigned hereby confirms and acknowledges that the undersigned will not offer, sell or otherwise dispose of any shares of Common Stock received upon exercise of the Warrants except pursuant to an effective registration statement under the Securities Act of 1933, as amended, and applicable state securities laws or pursuant to an exemption form registration in accordance with such Act and laws.

      Please issue in the name of the undersigned a new Common Stock Purchase Warrant Certificate representing the unexercised portion of the Warrants represent by the attached Certificate.

      Please issue the stock certificate(s) in the names and denominations and deliver them to the addresses set forth below:

Dated:______________________

By:_________________________

[ ]            CASH:                     $ _______________________

[ ]            CASHLESS EXERCISE